Exhibit 10.2

OPEN TEXT CORPORATION

SHARE UNIT PLAN FOR ELIGIBLE EMPLOYEES

LTIP 2015
Effective    October 3, 2012

Section 1	Interpretation

1.1        Purpose
The purpose of the Plan is to provide a long term incentive to key employees which establishes a strong link to business strategy, operating performance and market performance.
1.2        Definitions
As used in the Plan, the following terms have the following meanings:

(a)	“Account” has the meaning ascribed thereto in Section 2.5;

(b)	“Affiliate” means an affiliate of the Corporation or another corporation, as applicable, as determined in accordance with the CBCA ;

(c)
“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder, and Stock Exchange Rules;

(d)	“Associate” has the meaning ascribed thereto in the CBCA;

(e)
“Beneficiary” means an individual who, on the date of an Eligible Employee's death, is the person who has been designated in accordance with Section 5.7 and the laws applying to the Plan, or where no such individual has been validly designated by the Eligible Employee, or where the individual does not survive the Eligible Employee, the Eligible Employee's legal representative;

(f)	“Board” means those individuals who serve from time to time as the directors of the Corporation;

(g)	“CBCA” means the Canada Business Corporations Act, R.S. 1985, c. C-44, as amended from time to time.

(h)	“Change in Control” means either of the following events:

i.	the sale of all or substantially all of the assets of the Corporation; or

ii.
any transaction whereby any person, together with Affiliates and Associates of such person, or any group of persons acting in concert (collectively, “Acquiror” or “Acquirors”), acquires beneficial ownership of more than 50% of the issued common shares of the Corporation on a fully diluted basis, or any transaction as a result of which beneficial ownership of common shares constituting more than 50% in the aggregate of the issued common shares of the Corporation on a fully diluted basis cease to be held by persons who are shareholders of the Corporation as at the date hereof or by Affiliates or Associates of such present shareholders.

For purposes of this definition, the term “group” and “beneficial ownership” shall have the meanings ascribed thereto under Section 14(d)92) of the Securities Act and Rule 13d-3 of the General Rules of the Securities Act and provide that “Change in Control” as it applies to a US Taxpayer means either of the following events:

iii.
the acquisition, through one acquisition or a series of acquisitions during a 12-month period ending on the date of the last acquisition, by any one person or more than one person acting as a group (as determined by paragraph (i)(5)(v)(B) of Section §1.409A-3, Part 1, Title 26, Code of Federal Regulations), of assets of the Corporation that have a total gross fair market value (determined without regard to the liabilities associated with such assets) equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation (determined without regard to the liabilities associated with such assets) immediately before such acquisition or acquisitions; or

iv.
the acquisition by any one person, or more than one person acting as a group (as determined by paragraph (i)(5)(v)(B) of Section §1.409A-3, Part 1, Title 26, Code of Federal Regulations), of shares of the Corporation that, together with shares held by such person or group, constitute more than 50 percent of the total fair market value or total voting power of the shares of such Corporation;

(i)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(j)	“Committee” means the Compensation Committee of the Board or such other committee of the Board which may be appointed by the Board to, among other things, interpret, administer and implement the Plan;

(k)	“Common Share” means a common share of the Corporation;

(l)	“Corporate Transaction” means a Sale Transaction resulting in a Change in Control;

(m)
“Corporation” means Open Text Corporation and includes any successor corporation thereof, and any reference in the Plan to action by the Corporation means action by or under the authority of the Board or the Committee;

(n)	“Director” means a member of the Board;

(o)
“Disability” means the Eligible Employee's physical or mental incapacity that prevents him from substantially fulfilling his duties and responsibilities on behalf of the Corporation or, if applicable, an Affiliate of the Corporation, and in respect of which the Eligible Employee commences receiving, or is eligible to receive, disability benefits under the Corporation's or an Affiliate of the Corporation's long-term disability plan;

(p)
“Disability Date” means the date on which the Eligible Employee first becomes eligible for long-term disability benefits under the Corporation's or an Affiliate of the Corporation's long‑term disability plan;

(q)	“Eligible Employee” means such employee of the Corporation or an Affiliate of the Corporation as the Committee may designate from time to time as eligible to participate in the Plan;

(r)	“Employed” means, with respect to an Eligible Employee, that:

i.
he is performing work at a workplace of the Corporation or an Affiliate of the Corporation, and has not been given or received, a notice of termination of employment by the Corporation or an Affiliate of the Corporation; or

ii.
he is not actively at work at a workplace of the Corporation or an Affiliate of the Corporation due to an approved leave of absence, maternity or parental leave or Disability and has not been given, or received, a notice of termination of employment by the Corporation or an Affiliate of the Corporation.

For greater certainty, an Eligible Employee shall not be considered “Employed” or otherwise an employee of the Corporation or an Affiliate of the Corporation during a notice period that arises upon the involuntary termination of employment (whether wrongful or otherwise) of the Eligible Employee by the Corporation or an Affiliate of the Corporation, as applicable;

(s)	“Executive Leadership Team” means the Chief Executive Officer of the Corporation together with those executives of the Corporation as may be determined by the Committee from time.

(t)
“Fair Market Value” means, with respect to any particular date, the simple average closing price of the Common Shares as traded on the stock exchange on which the highest aggregate volume of Common Shares have traded on each of the five trading days immediately preceding the particular date. In the event that the Common Shares are not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of the Common Shares as determined by the Corporation in its sole discretion, acting reasonably and in good faith;

(u)
“Grant Agreement” means an agreement between the Corporation or an Affiliate and an Eligible Employee under which a Share Unit is granted, as contemplated by Section 2.1, together with such schedules, amendments, deletions or changes thereto as are permitted under the Plan;

(v)	“Grant Date” means the date as of which a Share Unit is granted to an Eligible Employee;

(w)
“Incumbent Director” means any Director who was a Director immediately prior to a Change in Control and any successor to an Incumbent Director who was recommended by or appointed to succeed any Incumbent Director by the affirmative vote of the Directors when that vote includes the affirmative vote of a majority of the Incumbent Directors then on the Board;

(x)	“Just Cause” means:

i.
the failure by the Eligible Employee to perform his duties according to the terms of his employment (other than those (A): that follow a demotion in his position or duties; or (B) resulting from the Eligible Employee's Disability) after the Corporation or an Affiliate of the Corporation has given the Eligible Employee reasonable notice of such failure and a reasonable opportunity to correct it;

ii.
the engaging by the Eligible Employee in any act that is materially injurious to the Corporation or an Affiliate of the Corporation, monetarily or otherwise, but not including, following a Change in Control, the expression of opinions contrary to those Directors who are not Incumbent Directors or those of the Acquirors;

iii.
the engaging by the Eligible Employee in any act of dishonesty resulting or intended to result directly or indirectly in personal gain of the Eligible Employee at the expense of the Corporation or an Affiliate of the Corporation, including the failure by the Eligible Employee to honour his fiduciary duties to the Corporation or an Affiliate of the Corporation and his duty to act in the best interests of the Corporation or an Affiliate of the Corporation;

iv.
the failure by the Eligible Employee to comply with the provisions of any applicable employment contract where the Eligible Employee elects to terminate his employment with the Corporation or an Affiliate of the Corporation;

v.	the failure of the Eligible Employee to abide by the terms of any resolution passed by the Board; or

vi.	the failure by the Eligible Employee to abide by the policies, procedures and codes of conduct of the Corporation or an Affiliate of the Corporation;

(y)
“Performance Conditions” means such financial and/or operational performance criteria as may be determined by the Committee in respect of vesting of Share Units granted to any Eligible Employee and set out in a Grant Agreement. Performance Conditions may apply to the Corporation, an Affiliate, the Corporation and its Affiliates as a whole, a business unit of the Corporation or group comprised of the Corporation and some of its Affiliates or a group of Affiliates, either individually, alternatively or in any combination, and measured either in total, incrementally or cumulatively over a specified performance period, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparator group, or otherwise;

(z)
“Performance Period” means the period specified in the Grant Agreement applicable to the grant of Share Units over which the Performance Conditions or Time-Based Conditions set out in such Grant Agreement will be measured for purposes of determining the number of Share Units that will vest in an Eligible Employee during or immediately following the end of such period. Unless the applicable Grant Agreement provides otherwise, the Performance Period for a grant of Share Units shall be a three year period commencing on the first day of the Corporation's fiscal year that includes the Grant Date of the Share Units;

(aa)	“Performance Share Unit” or “PSU” means a Share Unit, the vesting of which is subject to Performance Conditions;

(bb)	“Plan” means this Open Text Corporation Share Unit Plan for Eligible Employees, as amended from time to time;

(cc)	“Restricted Share Unit” means a Share Unit, the vesting of which is subject to Time-Based Conditions;

(dd)
“Sale Transaction” means any merger, amalgamation or plan of arrangement involving the Corporation, acquisition or take-over bid for the Common Shares of the Corporation, or similar transaction, or series of transactions, or the sale of all or substantially all of the assets of the Corporation, provided that a Sale Transaction shall exclude: (i) any share transfer, reorganization, asset transfer, or similar transaction to which the parties are limited to the Corporation and/or any of its present or future Affiliates; (ii) the completion of a treasury offering of securities of the Corporation or an Affiliate of the Corporation; or (iii) the public offering or the dividend or other distribution by the Corporation or one of its Affiliates of shares in the capital of the Corporation;

(ee)	“Share Purchase Trust” means a trust established pursuant to Section 4.1 hereof, to acquire and hold Shares for delivery from time to time to Eligible Employees upon settlement of Vested Share Units;

(ff)
“Share Unit” means a unit credited by the Corporation to an Eligible Employee by way of a bookkeeping entry in the books of the Corporation pursuant to the Plan, the value of which at any particular date shall be the Fair Market Value at that date;

(gg)
“Stock Exchange” means any of The Toronto Stock Exchange, The NASDAQ Stock Market, or if the Shares are not listed on The Toronto Stock Exchange or The NASDAQ Stock Market, such other stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market;

(hh)	“Stock Exchange Rules” means the applicable rules of any stock exchange upon which shares of the Corporation are listed;

(ii)	“Termination Date” means the date an Eligible Employee ceases to be Employed by the Corporation or its Affiliates;

(jj)
“Time-Based Conditions” means conditions as to vesting of Share Units relating to periods of time during which the Eligible Employee remains Employed by the Corporation or its Affiliates, as may be determined by the Committee and set out in a Grant Agreement;

(kk)
“Trustee” means such bank or trust company that is independent of and unaffiliated with the Corporation and any Affiliate as may from time to time be appointed by the Committee as trustee of a Share Purchase Trust and may be the same person as the Agent;

(ll)
“Vested Share Units” means, in respect of an Eligible Employee, the percentage (which may be more or less than 100% but shall not exceed the maximum specified in the applicable Grant Agreement) of the Share Units granted to the Eligible Employee that has vested in accordance with Article 3 by virtue of satisfaction of Performance Conditions or Time-Based Conditions as set out in the applicable Grant Agreement at the applicable time;

(mm)	“U.S. Taxpayer” means an Eligible Employee who is subject to section 409A of the Code.
1.3        Effective Date
The Plan shall be effective as of October 3, 2012.
1.4        Construction
In this Plan, all references to the masculine include the feminine; references to the singular shall include the plural and vice versa, as the context shall require. If any provision of the Plan or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof. Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions contained herein. References to “Section” or “Sections” mean a section or sections contained in the Plan unless expressly stated otherwise. All amounts referred to in this Plan are stated in Canadian dollars unless otherwise indicated.

1.5        Administration
The Committee shall, in its sole and absolute discretion: (i) interpret and administer the Plan; (ii) establish, amend and rescind any rules and regulations relating to the Plan; (iii) have the power to delegate, on such terms and conditions as the Committee deems appropriate, any or all of its powers hereunder to any officer or employee of the Corporation except the Committee shall not, and shall not be permitted to, delegate any such powers, rights or duties (A) with respect to the grant, amendment, administration or settlement of any Share Unit of an Eligible Employee who is a member of the Executive Leadership Team (or like group of senior executives, including the Chief Executive Officer of the Corporation) or otherwise to the extent delegation is not consistent with the CBCA, the mandate of the Committee or any Stock Exchange Rules or (B) with respect to the establishment or determination of the achievement of Performance Conditions or the establishment of Time-Based Conditions and any such purported delegation or action shall not be given effect; and (iv) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan. The Committee may also appoint or engage a trustee, custodian or administrator to administer or implement the Plan or any aspect of it, subject to the foregoing limitations. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Committee with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Eligible Employee and any other person claiming an entitlement or benefit through the Eligible Employee. All expenses of administration of the Plan shall be borne by the Corporation as determined by the Committee.
1.6        Governing Law
The Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 2	Grant of Share Units
2.1        Grant
Each Eligible Employee may, in the sole discretion of the Committee, receive a grant of Share Units in such number as may be specified by the Committee, with effect from such date(s) as the Committee may specify.
2.2        Grant Agreement
Each grant of Share Units and the participation of an Eligible Employee in the Plan shall be evidenced by a written Grant Agreement issued by the Corporation or an Affiliate containing such terms and in such form as may be prescribed by the Committee. Each Grant Agreement shall set forth, at a minimum, the Grant Date of the Share Units to which the Grant Agreement relates, the number of such Share Units, applicable Performance Conditions and/or Time-Based Conditions as to vesting, the applicable Performance Period(s) and the treatment of such Share Units upon termination of employment.
The Committee may prescribe terms for Grant Agreements in respect of Eligible Employees who are subject to the laws of a jurisdiction other than Canada in connection with their participation in the Plan that are different than the terms of the Grant Agreements for Eligible Employees who are subject to the laws of Canada in connection with their participation in the Plan, and/or deviate from the terms of the Plan set out herein, for purposes of compliance with Applicable Law in such other jurisdiction or where in the Committee's opinion such terms or deviations are necessary or desirable to obtain more advantageous treatment for the Corporation, an Affiliate or the Eligible Employees in respect of the Plan under the Applicable Law of the other jurisdiction. Notwithstanding the foregoing, the terms of any Grant Agreement shall be consistent with the Plan to the extent practicable having regard to the Applicable Law of the jurisdiction in which such Grant Agreement is applicable.
2.3        Share Units
Each Share Unit will give an Eligible Employee the right to receive one Share, or where specified in the applicable Grant Agreement, a cash payment in an amount equal to the Fair Market Value, provided such Share Unit becomes a Vested Share Unit in accordance with the terms of the Plan and the applicable Grant Agreement. For greater certainty, an Eligible Employee or Beneficiary shall have no right to receive any Shares or payment, and no Shares shall be delivered or payment made as compensation, damages, or otherwise, with respect to any Share Units that are forfeited or otherwise do not become Vested Share Units.
2.4        Waiver or Change of Performance or Time-Based Conditions
The Committee may, without the consent of any Eligible Employee, subsequent to the making of a grant of Share Units:

(a)	waive any Performance Condition or Time-Based Condition applicable to such Share Units, or determine that it has been satisfied;

(b)
change or replace any Performance Condition or modify the weighting as between different Performance Conditions applicable to a particular grant of Performance Share Units as the Committee sees fit in the event of a material change affecting the Corporation including a material acquisition, disposition, change in Applicable Law or change in accounting or reserves/resources booking standards applicable to the Corporation provided that the Committee reasonably determines that (i) the change or replacement is required to preserve the rights of the Eligible Employees under the Plan on a basis substantially proportionate to that which existed prior to the event giving rise to the change or replacement, or (ii) that the change or replacement will not materially adversely affect the likelihood of vesting or amount of any grant of Performance Share Units.

2.5        Other Terms and Conditions
Subject to the terms of the Plan, the Committee may, in its sole discretion, determine other terms or conditions of any Share Units, including terms or conditions pertaining to confidentiality of information relating the Corporation's operations or businesses and any other additional conditions with respect to the grant or vesting of Share Units, in whole or in part, which other terms or conditions shall be set out in the applicable Grant Agreement. In addition, the Committee may, in its sole discretion, authorize the vesting of Share Units granted or credited to an Eligible Employee hereunder that would, in the absence of such authorization, be forfeited pursuant to Section 3.1.
For greater certainty, no term or condition imposed under a Grant Agreement may have the effect of causing settlement (in cash or in Shares) of any of an Eligible Employee's Share Units to occur after December 31 of the calendar year following the year in which the Eligible Employee's Termination Date occurs.
2.6        Dividends
A Grant Agreement may include provision for the accrual of dividend equivalent amounts for the account of an Eligible Employee as hereinafter provided. If a Grant Agreement provides that dividend equivalent amounts will be accrued in respect of the Share Units to which such Grant Agreement relates, on each payment date for dividends paid on Common Shares, an Eligible Employee shall be credited with dividend equivalents in respect of the Share Units credited to the Eligible Employee's

Account as of the record date for payment of dividends. Such dividend equivalents shall be converted into additional Share Units (including fractional Share Units) based on the Fair Market Value as of the date such additional Share Units are credited.
2.7        Eligible Employee's Account
The Corporation shall maintain in its books an account for each Eligible Employee (an “Account”) recording at all times the number of Performance Share Units and Restricted Share Units standing to the credit of an Eligible Employee. Upon settlement or forfeiture of Share Units credited to an Eligible Employee in the manner described herein, such Share Units shall be cancelled. A written confirmation of the balance in each Eligible Employee's Account shall be provided by the Corporation to the Eligible Employee at least annually.
2.8        Adjustments and Reorganizations
In the event of any stock split, stock consolidation, combination or exchange of Common Shares, Corporate Transaction, spin-off, dividend or other distribution of the Corporation's assets to shareholders, or any other change in the capital of the Corporation affecting Common Shares, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change, shall be made with respect to the number of Share Units outstanding under the Plan.
2.9        No Corporate Action Restriction.
The existence of the Plan and/or the Share Units granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Corporation to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or an Affiliate, (ii) any merger, consolidation, amalgamation or change in ownership of the Corporation or an Affiliate, (iii) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the capital stock of the Corporation or an Affiliate or the rights thereof, (iv) any dissolution or liquidation of the Corporation or an Affiliate, (v) any sale or transfer of all or any part of the assets or business of the Corporation or an Affiliate or (vi) any other corporate act or proceeding with respect to the Corporation or an Affiliate. No Eligible Employee or any other person shall have any claim against the Corporation, any Affiliate, any member of the Board or the Committee, or the board of directors of an Affiliate, or any officers, employees, officers or agents of a the Corporation or any Affiliate, as a result of any such action.

Section 3	Vesting
3.1        Vested Share Units
Vesting of Share Units shall be determined in accordance with Section 3.2, Section 3.3, Section 3.4, Section 3.5 or Section 3.6 as applicable. Share Units which have been granted to an Eligible Employee and which do not become Vested Share Units shall be forfeited by the Eligible Employee and the Eligible Employee will have no further right, title or interest in such Share Units.
3.2        Continued Employment
Subject to Section 3.6, Performance Share Units that are the subject of a grant to an Eligible Employee and dividend equivalent Performance Share Units, if any, credited to the Eligible Employee's Performance Share Unit Account in respect thereof shall vest and become Vested Share Units on the date that the applicable Performance Conditions have been satisfied in accordance with the Grant Agreement governing such grant or the committee waives such Performance Conditions, provided that the Eligible Employee remains Employed throughout the Performance Period.

Subject to Section 3.6, Restricted Share Units that are the subject of a grant to an Eligible Employee and dividend equivalent Restricted Share Units, if any, credited to the Eligible Employee's Restricted Share Unit Account in respect thereof shall vest and become Vested Share Units in accordance with the Time-Based Conditions in the Grant Agreement governing such grant, provided that the Eligible Employee remains Employed at the times specified in the Time-Based Conditions.
For greater certainty, an Eligible Employee shall not be considered to have ceased being Employed for purposes of this Section 3.2 where, during a Performance Period, he or she ceases employment with the Corporation and immediately commences employment with an Affiliate or ceases employment with an Affiliate and immediately commences employment with the Corporation or another Affiliate.
3.3        Long-Term Disability or Death
Subject to Section 3.6, in the event of an Eligible Employee's Disability or death during a Performance Period, the number of Share Units that vest with respect to such Performance Period shall be determined in accordance with the formula A x [B / C], where
A    equals the number of Share Units that would otherwise have vested referable to the Performance Period pursuant to Section 3.2;
B    equals the number of days between the Grant Date relating to the Share Units and the Eligible Employee's Disability Date or date of death, as applicable; and
C    equals the total number of days between the Grant Date relating to the Share Units and the final day of the Performance Period relating to the Share Units.
For purposes of this Section and Section 5.8, Performance Share Units shall vest on the final day of the Performance Period in the case where the Committee waives the Performance Conditions under Section 2.4.
For greater certainty, for the purposes of this Section, for Restricted Share Units, the foregoing determination shall be made for all Restricted Share Units that are subject to a grant reflected in a Grant Agreement, and the number of previously unvested Restricted Share Units that shall vest pursuant to this Section shall be the number of Restricted Share Units determined to be vested pursuant to the formula set forth above in this Section minus the Restricted Share Units subject to the grant reflected in such Grant Agreement, if any, which have previously vested pursuant to the Time-Based Conditions set forth in such Grant Agreement.
3.4        Termination without Cause
Subject to Section 3.6, unless otherwise determined by the Committee, in the event the Eligible Employee's employment is terminated by the Corporation or an Affiliate of the Corporation without Just Cause during a Performance Period, the number of Share Units that vest with respect to such Performance Period shall:
(a)    in the event the Eligible Employee's Termination Date is after the completion of the eighteenth (18th) month in the applicable Performance Period, be determined in accordance with the formula A x [B / C] where
A    equals the number of Share Units that would otherwise have vested referable to the Performance Period pursuant to Section 3.2;

B    equals the number of days between the Grant Date relating to the Share Units and the Eligible Employee's Termination Date (rounded up to the nearest whole number of months); and
C    equals the total number of days between the Grant Date relating to the Share Units and the final day of the Performance Period relating to the Share Units, and
(b)    in the event the Eligible Employee's Termination Date is before the commencement of the nineteenth (19th) month in the applicable Performance Period, be 0 (other than Share Units which have previously met Time-Based Conditions for vesting).
For purposes of this Section and Section 5.8, Performance Share Units shall vest on the final day of the Performance Period in the case where the Committee waives the Performance Conditions under Section 2.4.
For greater certainty, for the purposes of this Section, for Restricted Share Units, the foregoing determination shall be made for all Restricted Share Units that are subject to a grant reflected in a Grant Agreement, and the number of previously unvested Restricted Share Units that shall vest pursuant to this Section shall be the number of Restricted Share Units determined to be vested pursuant to the formula set forth above in this Section minus Restricted Share Units, if any, which have previously vested pursuant to the Time-Based Conditions set forth in such Grant Agreement.
3.5        Other Terminations of Employment
In the event that, during a Performance Period, (i) the Eligible Employee's employment is terminated by the Corporation or an Affiliate of the Corporation for Just Cause; (ii), subject to Section 3.6, an Eligible Employee voluntarily terminates his employment with the Corporation or an Affiliate of the Corporation; or (iii) subject to Section 3.6, the Eligible Employee ceases to be Employed other than due to a voluntary termination of employment or termination of employment by the Corporation or an Affiliate of the Corporation for Just Cause and Section 3.4 does not apply to the Eligible Employee, no portion of the Share Units granted in respect of such Performance Period shall vest and the Eligible Employee shall receive no payment or other compensation in respect of such Share Units or loss thereof, on account of damages or otherwise.
3.6        Change in Control
In the event of a Change in Control during a Performance Period, the Share Units granted in respect of such Performance Period shall vest in accordance with this Section 3.6, notwithstanding Section 3.2, Section 3.3, Section 3.4 and clauses (ii) and (iii) of Section 3.5. If the Change in Control occurs within the first six (6) months following the Grant Date, no portion of the Share Units granted as of such Grant Date shall vest. If the Change in Control occurs after the commencement of the seventh (7th) month following the Grant Date but before the completion of the eighteenth (18th) month following the Grant Date, 50% of the Share Units granted as of such Grant Date shall vest. If the Change in Control occurs after the commencement of the nineteenth (19th) month following the Grant Date month, 100% of the Share Units granted in such grant shall vest.

Section 4	Purchase of Shares and Settlement of Vested Share Units
4.1        Establishment of Share Purchase Trusts
The Corporation or, on the direction of the Committee, an Affiliate, may establish one or more Share Purchase Trusts, on such terms and conditions as the Committee shall determine and in compliance with Applicable Law, and may contribute cash for the purchase of Shares thereto, in such amounts as the Committee shall determine, on behalf of the Corporation and/or on behalf of such other Affiliate(s) as the Committee may direct.
4.2        Purchase of Shares by Trustee
Shares delivered to Eligible Employees from a Share Purchase Trust in connection with the settlement of Vested Share Units shall be purchased on the open market by the Trustee acting through a broker designated by the Trustee who is a member of the Stock Exchange. Subject to the foregoing part of this Section 4.2, any such designation of a broker may be changed from time to time.
4.3        Purchase of Shares by Agent
Shares delivered to Eligible Employees in connection with the settlement of Vested Share Units otherwise than from a Share Purchase Trust shall be purchased on the open market by the Agent through a broker designated by the Agent who is a member of the Stock Exchange. Subject to the foregoing part of this Section 4.3, any such designation of a broker may be changed from time to time. The Corporation shall notify the Agent as to the number of Shares to be purchased by the Agent on behalf of the Eligible Employee, on the basis of one Share for each Vested Share Units, subject to provision for applicable taxes and other source deductions in accordance with Section 10.4. As soon as practicable thereafter, the Agent shall purchase on the open market the number of Shares specified in the notice from the Corporation and shall advise the Eligible Employee, or the Eligible Employee's Beneficiary, as applicable, and the Corporation of:

(i)	the aggregate purchase price of the Shares;

(ii)	the purchase price per share or, if the Shares were purchased at different prices, the average purchase price (computed on a weighted average basis per share);

(iii)	the amount of any related brokerage commission; and

(iv)	the settlement date for the purchase of the Shares.
On the settlement date in respect of the Shares purchased hereunder, upon payment of the aggregate purchase price and related brokerage commission by the Corporation or an Affiliate on behalf of the Eligible Employee or the Eligible Employee's Beneficiary, as applicable, the Agent shall credit such Shares to an account with the Agent in the name of the Eligible Employee or the Eligible Employee's Beneficiary, as applicable.
4.4        Settlement
Subject to Section 5.1, on the Settlement date an Eligible Employee's Vested Share Units shall be settled in the form of Shares, or a cash payment as determined by the Committee, no later than December 31 of the calendar year in which the Share Units become Vested Share Units. In the event of a Change in Control, Share Units that vest in accordance with Section 3.6 shall be settled, as determined by the Committee, no later than December 31 of the calendar year including the effective date of the Change in Control. Vested Share Units shall be settled through any of the following:

(a)	through the delivery to the Eligible Employee or his or her Beneficiary, as applicable of Shares from a Share Purchase Trust subject to Section 4.2;

(b)	through the purchase of Common Shares by the Agent for the account of the Eligible Employee or his or her Beneficiary, as applicable, in accordance with Section 4.3;

(c)	a cash payment to the Eligible Employee or his or her Beneficiary, as applicable determined in accordance with Section 4.5, or

(d)	any combination of Common Shares from a Share Purchase Trust, Shares purchased by the Agent in accordance with Section 4.3 and/or cash, all as determined by the Committee.
4.5        Settlement in Cash

4.5.1	Subject to Section 5.1, settlement of Vested Share Units in cash pursuant to Section 4.4 shall be made through the payment of an aggregate amount determined by the formula A x B, where:
A    equals the Fair Market Value on the day such Share Units become Vested Share Units (or, where applicable, the date of a Change in Control),
B    equals the number of Vested Share Units being settled in cash.

4.5.2
Subject to Section 5.1, in the event that at the time contemplated for the purchase of Shares under Section 4.3 there is no public market for the Shares, or at the time contemplated for the delivery of Shares the Committee determines, in its sole discretion, that having regard to Applicable Law, it would be impractical or result in a breach of such Applicable Law to provide Shares to an Eligible Employee or a group of Eligible Employees, the obligations of the Corporation or any Affiliate with respect to such Eligible Employee(s)' Vested Share Units shall be met by a payment in cash in such amount as is reasonably determined by the Committee to be equitable in the circumstances based on the value of the Shares at the time of payment, such determination to be final and binding for all purposes.

4.6        Repayment Following Misconduct
An individual who was an Eligible Employee shall, upon demand by the Corporation, repay the Fair Market Value of any Shares and any cash payment received on account of any Vested Share Units where, as a direct or indirect result of fraud, wilful misconduct, gross negligence, including a material error in judgement (individually and collectively, “Misconduct”) by the Eligible Employee affecting the financial performance or financial statements of the Corporation, or the price of the Common Shares, the number or Fair Market Value of such Vested Share Units was larger than it would have been in the absence of such Misconduct and the Eligible Employee shall reimburse the Corporation for its reasonable costs, including out-of-pocket expenses, incurred in recovering from the Eligible Employee the amount to be repaid to the Corporation pursuant to this Section 4.6.

Section 5	General
5.1        Withholding
So as to ensure that the Corporation, an Affiliate or the Trustee, as applicable, will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, including on the amount, if any, includable in the income of an Eligible Employee, the Corporation, an Affiliate or the Trustee, as applicable, may withhold or cause to be withheld from any amount payable to an Eligible Employee, either under this Plan, or otherwise, such amount as may be necessary to permit the Corporation, the Affiliate or the Trustee, as applicable, to so comply. The Corporation, an Affiliate and the Trustee shall also have the right in its discretion to satisfy any such liability for withholding or other required deduction amounts by selling or requiring an Eligible Employee to sell Shares which would otherwise be delivered or provided to the Eligible Employee hereunder. The Committee may require an Eligible Employee, as a condition to the settlement of any

Share Units, to pay or reimburse the Corporation, an Affiliate or the Trustee for any such withholding or other required deduction of amounts related to the settlement of such Share Unit.
5.2        Successors and Assigns
The Plan shall be binding on all successors and permitted assigns of the Corporation and an Eligible Employee, including without limitation, the estate of such Eligible Employee and the legal representative of such estate, or any receiver or trustee in bankruptcy or representative of the Corporation's or the Eligible Employee's creditors.
5.3        Plan Amendment

5.3.1
The Board may amend the Plan as it deems necessary or appropriate, but no such amendment shall, without the consent of the Eligible Employee or unless required for purposes of compliance with Applicable Law, adversely affect the rights of an Eligible Employee with respect to any Share Units which the Eligible Employee has then been granted under the Plan.

5.3.2
Notwithstanding Section 5.3.1, any amendment of the Plan shall be such that the Plan continuously meets the requirements of Section 409A of the Code with respect to U.S. Taxpayers. For avoidance of doubt, and notwithstanding Section 5.3.1, if any provision of the Plan contravenes any regulations or U.S. Treasury guidance promulgated under Section 409A of the Code or would cause the Performance Share Units to give rise to the interest and penalties under Section 409A of the Code, such provision of the Plan shall, with respect to U.S. Taxpayers, be modified, without the need for any consent of any Eligible Employee, to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

5.4        Plan Termination
The Board may terminate the Plan at any time, including in the event of a Corporate Transaction, but no such termination shall, without the consent of the Eligible Employee or unless required for purposes of compliance with Applicable Law, adversely affect the rights of an Eligible Employee with respect to any Share Units which the Eligible Employee has then been granted under the Plan. Notwithstanding the foregoing, any termination of the Plan shall be such that the Plan continuously meets the requirements of Section 409A of the Code with respect to U.S. Taxpayers.
5.5        Applicable Trading Policies and Reporting Requirements
The Committee and each Eligible Employee will ensure that all actions taken and decisions made by the Committee or an Eligible Employee, as the case may be, pursuant to the Plan, comply with applicable securities regulations and policies of the Corporation relating to insider trading and “black out” periods. All Share Units shall be considered a “security” of the Corporation solely for reporting purposes under the insider trading policy of the Corporation.
5.6        Currency
All payments and benefits under the Plan shall be determined and paid in the lawful currency of Canada.
5.7        Designation of Beneficiary
Subject to the requirements of Applicable Law, an Eligible Employee may designate in writing a person as a beneficiary to receive any benefits that are payable under the Plan upon the death of such Eligible Employee. The Eligible Employee may, subject to Applicable Law, change such designation from time to time. Such designation or change shall be in the form of Schedule C. The initial designation of each Eligible Employee shall be executed and filed with the Secretary of the Corporation within sixty (60) days following the Effective Date of the Plan. Changes to such designation may be filed from time to time thereafter.
5.8        Death of Participant
In the event of an Eligible Employee's death, any and all Share Units then credited to the Eligible Employee's Account(s) shall become payable to the Eligible Employee's Beneficiary in accordance with Section 3.3 (subject to Section 3.6) and the date of death shall be deemed to be the Termination Date.
5.9        Rights of Participants

5.9.1
Except as specifically set out in the Plan, no Eligible Employee, or any other person shall have any claim or right to any benefit in respect of Share Units granted or any amounts payable pursuant to the Plan.

5.9.2	Rights of Eligible Employees respecting Share Units and other benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

5.9.3
The Plan shall not be construed as granting an Eligible Employee a right to be retained as an employee of the Corporation or an Affiliate or a claim or right to any future grants of Share Units or other benefits under the Plan.

5.9.4
Under no circumstances shall Share Units be considered Common Shares nor shall they entitle any Eligible Employee or other person to exercise voting rights or any other rights attaching to the ownership of Common Shares, nor shall any Eligible Employee or other person be considered the owner of Common Shares or any interest therein by virtue of this Plan.

5.10        Compliance with Applicable Law

(a)
Any obligation of the Corporation pursuant to the terms of the Plan is subject to compliance with Applicable Law. The Eligible Employees shall comply with Applicable Law and furnish the Corporation with any and all information and undertakings as may be required to ensure compliance therewith.

(b)
It is the Corporation's intent that this Plan comply with the requirements of Section 409A of the Code, its regulations and guidance issued thereunder and the Corporation has made good faith efforts to draft the Plan accordingly. In the event of any ambiguity in the language or any agreement entered into under the Plan or in the operation of the Plan, the Plan and any such agreement shall be construed, interpreted and operated in a manner that will result in compliance with the requirements of Section 409A of the Code its regulations and guidance issued thereunder.